Exhibit 5.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-10 of Canadian Pacific Kansas City Limited and Canadian Pacific Railway Company of our report dated February 3, 2023 relating to the financial statements of Kansas City Southern which appears in Exhibit 99.1 in Canadian Pacific Kansas City Limited’s Annual Report on Form 10-K for the year ended December 31, 2023, which is incorporated by reference in Canadian Pacific Kansas City Limited’s Annual Report on Form 10-K for the year ended December 31, 2024. We also consent to the reference to us under the heading “Experts”, in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Kansas City, Missouri

February 27, 2025